UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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TRANSOCEAN LTD.
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The following text updates and replaces website content filed by Transocean Ltd. on April 11, 2013 to correct certain information and remove certain quoted material previously appearing on: www.transoceanvalue.com.

TRANSOCEANVALUE.COM

HOMEPAGE

The Future of RIG Value

Transocean's Board of Directors is focused on driving long-term value through the execution of the company's disciplined capital allocation strategy. The Board's plan includes maintaining a strong, flexible balance sheet, characterized by an investment grade rating on our debt; disciplined, high-return investment in the business; and the distribution of excess cash to shareholders.

ABOUT

Transocean's Board of Directors is committed to acting in the best interests of the company and its stakeholders to drive long-term shareholder value. With the support of the Board, the company will continue to focus on executing its business strategy and key initiatives, including improving revenue efficiency, improving project management, enhancing the fleet, deepening customer relationships and reducing operational costs.

Transocean's approach to corporate governance is to regularly infuse fresh perspective into an experienced and knowledgeable Board. In this regard, six of the 13 directors have been added to the Board in the last two years. Furthermore, the company believes that the addition of Frederico F. Curado will benefit the Board's decision-making process as a result of his significant senior management experience at a global aerospace corporation, including his experience with Brazilian business and governmental sectors - an important region of operations for the company.

CONTACT

Please contact us with any questions you might have.

A HISTORY OF VALUE AND SUCCESS

Our track record of success over the past decade in generating shareholder value by returning excess cash to shareholders speaks for itself. Since 2000, and including its currently proposed dividend and cash distributed in connection with the 2007 merger with GlobalSantaFe Corporation, Transocean will have returned approximately than $21 billion in cash to shareholders in the form of distributions and share repurchases, including a $5 billion distribution to GlobalSantaFe shareholders.

A HISTORY OF VALUE AND SUCCESS: Consistent Capital Allocation

Transocean has a well-established capital allocation strategy which is focused on driving long-term shareholder value while appropriately managing the risks in our business. Priorities for capital deployment are, and have been, maintaining a sound balance sheet characterized by an investment grade rating on our debt; profitably reinvesting in the business by increasing our exposure to high specification assets; and returning excess cash to our shareholders.

Transocean's management and the Board are constantly assessing the company's strategy and are willing to contemplate additional ways of creating value for shareholders. This is evidenced by the recently proposed $2.24 per share dividend, accelerated debt repayment plan and announcement that the company will continue its evaluation of alternative corporate and financing structures. The Board does not intend to take steps that will threaten the company's operating flexibility and sound balance sheet, reflected by an investment grade credit rating.

*$15 billion GlobalSantaFe merger distribution includes $5 billion distribution to GlobalSantaFe shareholders

“We view the introduction of '14 downtime as a stark reminder of variability in offshore FCF as the industry manages through unpaid downtime. In recognition of this, we would expect RIG to advocate pursuing its balance sheet improvement strategy, rather than locking-in a ~$1.4bn dividend cash outlay in FY13.”
- Justin Sander, RBC Capital Markets

“We expect investors will look to RIG's move toward a dividend strategy as a positive for the company and the industry.”
- Darren Gacicia, Guggenheim

“At some point the offshore drilling market will enter into a cyclical downturn. A higher dividend than what is being proposed could put Transocean on the defensive and impact their ability to buy rigs and win business from weaker competitors. The question is whether the company will be the hunter or the hunted.”
- Stuart Miller, Moody's

A HISTORY OF VALUE AND SUCCESS: Optimizing the Fleet

With the guidance of the Board, Transocean has made meaningful progress towards its objective of optimizing its fleet by increasing its exposure to high specification drilling assets. This includes divesting 38 shallow water drilling rigs in the fourth quarter of 2012 and completing numerous single-asset sales of non-core floaters and jackups over the past several years. As a result of executing on this strategy, in 2011 and 2012 Transocean received net sales proceeds of over $440 million and $947 million, respectively.

In late 2012, Transocean announced it would build four industry-leading, state-of-the-art, high specification, ultra-deepwater drillships for Shell. These fully-contracted assets represent 40-rig years of work and an unprecedented $7.6 billion of long-dated backlog for the company and, together with the remaining two newbuild high-specification jackups to be delivered in 2013, reflect the company's objective to achieve profitable growth and enhance its leadership position in high specification floaters and jackups.

“Even if Icahn is successful in extracting a $4/sh dividend from RIG (an upside risk), we believe this would leave RIG significantly disadvantaged in terms of its ability to re-capitalize its fleet and/or participate in M&A.”

- Mike Urban, Deutsche Bank

“It is alright if a stakeholder demands a dividend payout but $4 per share is stretching it too far. The company should instead be investing that money to build additional rigs and for further expansion.”

- Philip Weiss, Argus Research

A HISTORY OF VALUE AND SUCCESS: Improving Performance

In addition to maintaining a disciplined capital allocation philosophy and executing our asset optimization strategy, with the support and involvement of the Board, we have been successful in improving key financial and operating metrics. For the full-year 2012, Transocean's revenue increased nearly 15%, adjusted earnings per share increased more than 160%, and cash flow from operating activities increased approximately 50%. Other positive trends include:

Improving Revenue Efficiency
Revenue efficiency has remained a top priority for Transocean. It has shown signs of strong improvement in 2012, up about six percentage points since the third quarter of 2011 to 94.7% at year-end 2012. Revenue efficiency for our ultra-deepwater rigs reached 95.9% and 95.5% in the third and fourth quarters, respectively. Continued progress is expected to be gradual and non-linear.

Improving Utilization
In 2012, our fleet utilization increased and the number of out of service days decreased as a result of a more rigorous approach to project work scope development, closer cooperation with our vendors to improve capacity planning, quality control, and more timely equipment delivery, and the implementation of a unit exchange program.  We will continue to refine our project planning and execution to achieve the most efficient and cost effective process possible. Reflecting this focus on projects and out-of-service time, utilization of our fleet increased to 78% in 2012 from 69% in 2011.

Deep Customer Relationships
The confidence and trust that our customers place in Transocean is reflected in the company's growing backlog, including the $7.6B backlog increase as a result of the 10-year contracts signed for four state-of-the-art, ultra-deepwater newbuilds. Through the exceptional efforts of our marketing team, in 2012 we added $16.8 billion in new contracts and reported the first increase in backlog since 2008. At February 14, 2013, contract backlog was approximately $28.8 billion. Transocean is committed to growing its backlog of contracting drilling work to ensure further profitability and drilling opportunities.

Focus on Cost Reduction
Maintaining a strict cost discipline is critical to our ability to compete and generate shareholder value.  We are committed to reducing our cost structure and will identify ways to pursue this without compromising the integrity and safety of our operations.  The recent divestiture of our shallow water rig fleet serves as a catalyst for this cost reduction initiative with the objective of generating meaningful, sustainable savings.

OUR STORY

Transocean's management and its Board are focused on driving long-term value through the execution of the company's disciplined and balanced capital allocation strategy, while appropriately managing the risks in the business. Transocean's Board is committed to acting in the best interests of all shareholders, and firmly believes its strategies will better position the company to maximize long-term value and generate superior returns.
The company is confident that its current Board of Directors is comprised of professionals with the essential financial, operational, managerial, and corporate governance expertise necessary to continue to successfully oversee the execution of the company's operating and capital allocation strategies. The Board does not intend to take steps that will threaten the company's long-term performance, operating flexibility and investment grade credit rating.
OUR STORY: Our Capital Allocation Policy

In the context of a cyclical and capital-intensive industry, the Board is focused on creating value through the execution of the company's disciplined and balanced capital allocation strategy. The Board believes that this prudent, balanced approach to capital allocation will maximize long-term value creation by providing an immediate and direct return to shareholders; enhancing the resilience of the company's balance sheet; and enabling us to continue to execute a disciplined strategy of making high-return investments in our offshore drilling fleet to ensure the long-term competitiveness of the business.

As a result of this strategy, Transocean has improved its balance sheet and maintained its investment grade rating throughout a challenging period following the April 2010 Macondo incident. The company has also strengthened its industry-leading position in high spec floaters through the construction of four industry-leading, state-of-the-art, high specification, ultra-deepwater drillships for Shell. These fully-contracted assets represent 40-rig years of work and an unprecedented $7.6 billion of long-dated backlog for the company. Together with the remaining two newbuild high-specification jackups to be delivered in 2013, these drillships reflect the company's objective to enhance its leadership position in high-specification assets. Furthermore, the distribution of excess cash to shareholders, in the form of dividends and share repurchases, is a key component of our capital allocation strategy and we will continue to deploy excess capital in ways that generate the best return for shareholders.

Specifically, the Board remains confident that its proposed $2.24 per share dividend, or approximately $800 million in the aggregate, will maximize long-term value creation and, importantly, establishes a base that is sustainable and supports future increases as business conditions warrant. Further, the company's proposed dividend resulted from the careful consideration of numerous factors relevant to the company's business, including operating in a cyclical and capital-intensive industry as well as the remaining uncertainties related to the Macondo well incident, the Frade field incident in Brazil, and the ongoing tax litigation in Norway.

Mr. Icahn's assertion that Transocean “should target a permanent dividend that approaches a minimum of 85% of net income” is misguided in that it does not recognize the asset-intensive and cyclical nature of the offshore drilling industry. While Transocean's $2.24 per share dividend proposal would represent one of the industry's highest payout ratios and dividend yields, Mr. Icahn's dividend proposal significantly deviates from a responsible level - as evidenced by the lower payout ratios throughout the industry - and is not consistent with the company's goal of maintaining a strong balance sheet, represented by an investment grade credit rating, while continuing to pay down debt.
“The $4-per-share proposal may limit the company's efforts to enter into strategic transactions to improve its fleet.”

- James West, Barclays Plc

“If the company were to accede to Icahn's demand, it would saddle Transocean with increased interest expense, limit access to capital and might require it to sell assets to meet its liquidity targets. Icahn is looking for a relatively quick payday and not looking at the long-term health of the company. It troubles me that he specifically calls out the debt reduction plan in his response. The real risk with being downgraded is that if the sector turns, it is much more difficult to raise capital if you are a high-yield company with a constrained balance sheet.”

- Harry Mateer, Barclays Credit Research
OUR STORY: Our Board of Directors

Transocean's Board is comprised of 13 highly-qualified directors with diverse perspectives on the industry. They are all proven business leaders with a broad and deep range of leadership experience in, variously, oilfield and offshore drilling services, finance, manufacturing, law, health, safety and environment, or other areas crucial to the company's business.

Transocean's approach to corporate governance is to regularly infuse fresh perspective into an experienced and knowledgeable Board. In this regard, six of the 13 directors have been added to the Board in the last two years. Furthermore, the company believes that the addition of Frederico F. Curado will benefit the Board's decision-making process as a result of his significant senior management experience at a global aerospace corporation, including his experience with Brazilian business and governmental sectors - an important region of operations for the company.

“RIG has transformed itself materially over the last 12-18 months, divesting non-strategic assets, focusing on ultra-deepwater markets, improving its operational efficiency, and now announcing dividend payments. We think these efforts have paid off - importantly operational efficiency improved from 89.6% at the beginning of 2012 to 94.7% by year-end.”
- David Phillips, HSBC

“Little changed 2013 cost guidance provides us more comfort, management's grasp around the core operations is improving (and some upside from lower costs may exist)… Added certainty, financial flexibility and building operational consistency have yet to be fully reflected, in our view. Net, net the turnaround story is well underway with plenty left to achieve.”
- Alan Laws, BMO Capital Markets

“RIG reported a third consecutive quarter of solid operating performance. Along with improved fleet quality via assets sales and newbuilds and the DOJ settlement removing a major overhang, RIG continues to make strides in remedying some of the challenges of the prior two years.”
- John Keller, Stephens

OUR STORY: Our Corporate Structure

In the interest of driving long-term value, Transocean continuously evaluates alternative corporate and financing structures with the goal of optimizing its cost of capital. The company has a proven track record of executing value-enhancing structures, including its re-domestication to Switzerland, the largest-ever convertible debenture, and a secured revolver and asset-backed financing. The company will continue to consider alternative corporate and financing options, including Master Limited Partnerships (MLP) or MLP-like structures. Transocean's operating strategy, the impact of the industry cycle over time and capital structure are important considerations in assessing the relative applicability and attractiveness of potential financing alternatives. Additional considerations include the mobile nature of the company's assets, Transocean's multi-layered and sophisticated tax structure, the potential for conflicts of interest, and other issues. Transocean's management and the Board include individuals with substantial expertise in devising and implementing appropriate corporate and financing structures.

“While we believe that Transocean, like most other offshore drillers, will evaluate this structure, we don't believe that there is high likelihood of adoption in 2013. Transocean's rig fleet and capital needs are different, and it is unclear how Transocean would fare through a complete drilling cycle in an MLP structure”
- Waqar Syed, Goldman Sachs

“An MLP structure [provides] a quick boost to shares of the parent company in the beginning, [but it is] ultimately a cop out because the structure may take away some of the best assets from the larger company.”
- Laurence Balter, Oracle Investment Research

VISION FOR THE FUTURE

Transocean's management team and Board of Directors are fully committed to acting in the best interests of the company and all its stakeholders to create value. This includes pursuing a capital allocation strategy based on maintaining a strong, flexible balance sheet, characterized by an investment grade rating on our debt; disciplined, high-return investment in the business; and a sustainable return of capital with the goal of future increases in distributions as business conditions warrant.

VISION FOR THE FUTURE: Returning Capital to Shareholders

In the interest of all of its stakeholders, the Board will remain focused on driving value through the execution of the company's long-standing, disciplined capital allocation strategy. Importantly, the Board is confident that, in the context of a cyclical and capital-intensive industry and remaining uncertainties, the proposed dividend of $2.24 per share, or approximately $800 million in the aggregate, appropriately returns a sustainable level of cash to shareholders - with the goal of future increases in distributions as business conditions warrant. Adherence to this strategy is critical to the long-term success of the company.
Additionally, as part of its prudent, balanced capital allocation strategy, to facilitate continued progress towards achieving its articulated gross debt target of $7 billion to $9 billion, Transocean intends to accelerate repayment of its debt with the objective of retiring approximately $1 billion of debt in excess of existing repayment obligations by the end of 2014.
VISION FOR THE FUTURE: Funding the Future

Our capital allocation philosophy, including the proposed dividend, provides the company the financial flexibility necessary to continue to grow the business and bolsters our leading position in high-spec ultra-deepwater and high-spec harsh environment market segments as well as a competitive position in the high-spec jackup market.
Continuing to invest in our fleet is critical to enhancing our long-term competitive position, and given the attractive opportunities available for newbuild rigs today, it is important that Transocean maintain financial flexibility to invest in the fleet opportunistically. Our recent newbuild contracts with Shell reflect our ability to build high-spec capacity. The newbuilds are also designed with the flexibility to accommodate future technical capabilities they become available. These fully contracted assets will add 40-rig years of work and an unprecedented $7.6 billion of long-dated backlog for the company, and reflect our objective to achieve profitable growth. These rigs are expected to return approximately 140% simple payback over the initial contract period and generate returns well in excess of our cost of capital over the 35 year life of the assets.

Mr. Icahn has also suggested that the company's investment in its fleet is an inappropriate allocation of capital.  This suggestion highlights Mr. Icahn's destructive short-term objectives.   The profitable addition of new, state-of-the-art drilling rigs is essential for the long-term competitiveness of the company and represents its primary source of growth and future operating income.  Discontinuing disciplined investment in high-return assets would compromise the company's long-term viability.
Transocean is poised to succeed in the years ahead. We have an excellent foundation for growth, as evidenced by almost $30 billion in contract backlog, and a focused strategy for delivering value to our shareholders through our well-articulated policy for deploying capital.  This policy includes maintaining a strong balance sheet characterized by an investment grade rating; identifying opportunities that meet our disciplined criteria for reinvesting profitably in our business; and our priority of returning excess cash to our shareholders.  This will enable us to execute our operating strategy in pursuit of financial excellence.

VISION FOR THE FUTURE: Board Commitment to Generating Value

Transocean's Board of Directors is committed to acting in the best interests of the company and its stakeholders to drive long-term value. The Board will continue to focus on the company's execution of its business strategy and key initiatives, including improving revenue efficiency and project management while reducing operating costs, enhancing the fleet and deepening customer relationships.

The offshore drilling industry is dynamic and continually presents challenges and opportunities. Reflecting the ever-changing nature of our business and the unique circumstances in which the company operates, we spend considerable time evaluating the composition of the Board to ensure we have a panel of Directors with the experience, skills and capabilities necessary to represent the best interest of our shareholders; i.e., to create value. In this regard, Transocean's approach to corporate governance is to regularly infuse fresh perspectives into an already extraordinarily experienced and knowledgeable Board. Indeed, six of the company's 13 directors have been added to the Board within the last two years. Transocean's Board of Directors is comprised of professionals with the expertise necessary to continue to guide the execution of the company's successful operating and capital allocation strategies.

OUR CANDIDATES

Transocean's Board of Directors and management team are fully committed to acting in the best interests of the company and all its stakeholders to create value. This includes pursuing a capital allocation strategy based on maintaining a strong, flexible balance sheet, which includes an investment grade rating on our debt; disciplined, high-return investment in the business; and a sustainable return of capital with the goal of future increases in distributions as business conditions warrant.

The Board is comprised of professionals with the essential financial, operational, managerial, and corporate governance expertise necessary to continue to successfully oversee the execution of the company's operating and capital allocation strategies. Transocean's Board includes 13 highly-qualified directors with diverse perspectives on the industry that are proven business leaders with a broad and deep range of leadership experience in, variously, oilfield and offshore drilling services, finance, manufacturing, law, health, safety and environment, or other areas crucial to the company's business. The Board of Directors recommends that the company's shareholders approve the following nominees for election to the Board at the company's May 17th Annual General Meeting:

OUR CANDIDATES: Thomas W. Cason

Former Senior Vice President and Chief Financial Officer
Baker Hughes Incorporated

Thomas W. Cason has served as a director of the Company since 2007. He served as a director of GlobalSantaFe Corporation from 2001 until 2007 and of Global Marine, Inc. from 1995 to 2001. Mr. Cason owned and managed five agricultural equipment dealerships until his retirement in 2006. He served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995 and was a partner in Hiller Key Tronic Partners, L.P. Mr. Cason previously held various financial and operating positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated. Mr. Cason started his career as a public accountant with Arthur Young & Company. Mr. Cason served as a member of the Board of Directors of Mirant Corporation from 2006 until December 2010 and was chairman of its Audit Committee from 2006 until 2009. Mr. Cason received his Bachelor of Science degree in Accounting in 1970 from Louisiana State University.

Mr. Cason is an accountant with extensive professional experience in the financial services area of the oilfield services industry. Mr. Cason formerly served as chairman of the Audit Committee for GlobalSantaFe Corporation and has also previously served as chairman of the Audit Committee for the Company and remains a committee member. This overlap in experience, combined with his education, professional experience and institutional knowledge of a legacy company are assets to the Board's decision making process.

OUR CANDIDATES: Frederico F. Curado

President and CEO
Embraer

Frederico F. Curado has served as President and Chief Executive Officer of Embraer S.A. (NYSE: ERJ) since 2008. Mr. Curado joined Embraer in 1984 and has served in a variety of management positions during his career, including Executive Vice President, Airline Market from 1998 to 2007 and Executive Vice President, Planning and Organizational Development from 1997 to 1998. Mr. Curado is also the President of the Brazilian Chapter of the Brazil-United States Business Counsel and a member of Brazil's National Council for Industrial Development. Mr. Curado received his Bachelor of Science degree in Mechanical-Aeronautical Engineering from the Instituto Tecnólogico de Aeronáutica in Brazil, a post-graduate degree in foreign trade from the Getúlio Vargas Foundation, Brazil and an executive Masters in Business Administration from the University of São Paulo, Brazil. The Board of Directors believes Mr. Curado's significant senior management experience in operating an international corporation, including experience with Brazilian business and governmental sectors will benefit the Board's decision-making process.

OUR CANDIDATES: J. Michael Talbert

Chairman of the Board
Transocean Ltd.

J. Michael Talbert has served as a director of the Company since 1994. He has served as the non-executive Chairman of the Board since 2011 and previously served as non-executive Vice Chairman of the Board from 2010 to 2011, non-executive Chairman of the Board from 2004 to 2007 and executive Chairman of the Board from 2002 to 2004. Mr. Talbert also served as Chief Executive Officer from 1994 until 2002, Chairman of the Board of Directors from 1994 until 1999, and as President from 1999 until 2001. Prior to assuming his duties with us, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Ensearch Corporation. He was a director of El Paso Corporation from 2003 to 2012, when that company was acquired by Kinder Morgan, Inc. Within the past ten years, Mr. Talbert was also a director and the chairman of TODCO. Mr. Talbert received his Bachelor of Science degree in chemical engineering in 1970 from the University of Akron and his MBA in 1975 from Loyola of the South.

Mr. Talbert holds an engineering degree and an MBA and has extensive executive experience in the energy sector including serving as a senior executive in exploration and production and as the former CEO of Transocean. As a result, he brings a valuable perspective to the Board based upon his in-depth knowledge of the Company and understanding of the business. His knowledge from the customer perspective and his knowledge of the culture of the Company are helpful in analyzing the future direction of the Company. Mr. Talbert also has relevant experience in merger and acquisition activity, including negotiating transactions as well as the integration of combined companies and boards.

OUR CANDIDATES: Robert M. Sprague

Former Regional Business Director
Royal Dutch/Shell

Mr. Robert M. Sprague has served as a director of the Company since 2004. Mr. Sprague is the retired Regional Business Director of Shell EP International BV, a position in which he served from 1997 until 2003. Mr. Sprague served as Director of Strategy & Business Services for Shell EP International BV from 1996 until 1997 and as Exploration & Production Coordinator of Shell International Petroleum BV from 1994 to 1995. Mr. Sprague joined the Royal Dutch/Shell group of companies in 1967 and served in a variety of positions in the United States and Europe during his career, including as a director of Shell Canada Limited, a publicly traded company, from 2000 to 2003. Mr. Sprague received his Bachelor of Science degree in 1966 and his Masters in Electrical Engineering degree in 1967 from Cornell University.

Mr. Sprague is an engineer by education and spent many years serving in senior management in the energy business with one of the Company's customers and thus brings a helpful perspective to the Board. In addition, most of his professional career was spent serving in the oil and gas industry outside the United States, thus bringing an important international perspective to the Board.

OUR CANDIDATES: Steven L. Newman

President and Chief Executive Officer
Transocean Ltd.

Steven L. Newman is President and Chief Executive Officer, and a member of the Board of the Company since 2010. Before being named as Chief Executive Officer in March 2010, Mr. Newman served as President and Chief Operating Officer from 2008 to 2009 and subsequently as President. Mr. Newman's prior senior management roles included Executive Vice President, Performance (2007 to 2008), Executive Vice President and Chief Operating Officer (2006 to 2007), Senior Vice President of Human Resources and Information Process Solutions (2006 to 2006), Senior Vice President of Human Resources, Information Process Solutions and Treasury (2005 to 2006), and Vice President of Performance and Technology (2003 to 2005). He also has served as Regional Manager for the Asia and Australia Region and in international field and operations management positions, including Project Engineer, Rig Manager, Division Manager, Region Marketing Manager and Region Operations Manager. Mr. Newman joined the Company in 1994 in the Corporate Planning Department. Mr. Newman received his Bachelor of Science degree in Petroleum Engineering in 1989 from the Colorado School of Mines and his MBA in 1992 from the Harvard University Graduate School of Business. Mr. Newman is also a member of the Society of Petroleum Engineers.

The Board of Directors believes that it is important for the Company's Chief Executive Officer to serve on the Board. The Chief Executive Officer provides a link between the Board and senior management, and the Board believes that this perspective is important in making decisions for the Company. In addition, Mr. Newman brings an industry and competitive context perspective to the Board which assists the Board in making strategic decisions.

AGM AND VOTING DETAILS

The 2013 annual general meeting of Transocean Ltd. will be held on Friday, May 17, 2013 at 5:00 p.m., Swiss time, at the Theater Casino Zug, Artherstrasse 2-4, CH-6300 Zug, Switzerland.
A copy of the proxy materials, including a WHITE proxy and admission card, has been sent to you if you are registered in Transocean Ltd.'s share register as of March 20, 2013. If your shares were purchased after March 20, 2013, and you are registered in Transocean Ltd.'s share register on April 30, 2013, you will receive a copy of the proxy materials after April 30, 2013.
If you vote your shares, but then dispose of them prior to the April 30 voting record date, your vote will not be counted. You do not need to take any further action under such circumstances. Accordingly, we urge you to vote your shares as soon as possible, even if you do subsequently decide to dispose of them.
If you are registered in Transocean Ltd.'s share register as of April 30, 2013 (the Record Date), you have the right to attend the annual general meeting and vote your shares, or you may grant a proxy to vote on each of the proposals in the proxy statement.
At the annual general meeting, we will ask you to: (1) approve our 2012 Annual Report; (2) approve the appropriation of available earnings for fiscal year 2012; (3) approve our distribution of a USD 2.24 per share dividend out of qualifying additional paid-in capital to shareholders; (4) approve our proposed authorized share capital; (5) elect our new director candidate and reelect four directors; (6) approve the appointment of Ernst & Young LLP as our independent registered public accounting firm and the reelection of Ernst & Young Ltd. as our auditor pursuant to the Swiss Code of Obligations, each for the fiscal year 2013; and (7) consider an advisory vote to approve the compensation of our named executive officers.
Your Board of Directors is recommending a highly qualified, experienced and diverse slate of director nominees for election to the Board of Directors at the annual general meeting. Additionally, your Board of Directors is recommending a dividend payment to shareholders of USD 2.24 per outstanding share of the company out of qualifying additional paid-in capital that will return cash to shareholders while continuing to position the company to enhance long-term value and to make disciplined, high-return investments in the business through value-enhancing opportunities.
The manner in which your shares may be voted depends on how your Transocean Ltd. common shares are held. Many of our shareholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the annual general meeting, we recommend that you vote every WHITE proxy card you receive.

Any proxy card must be received by us no later than 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time, on May 17, 2013. Votes indicated in proxy cards received after such date and time will not be voted at the 2013 annual general meeting.
Any proxy card must include: full name and address of, and number of shares held by, the holder of record signing the proxy card as it appears in Transocean Ltd.'s share register. Proxy cards that do not include such information will be considered invalid.
Voting Details
If you have any questions or need assistance in voting, please contact our proxy solicitor, Innisfree M&A Incorporated, at:
1-877-456-3507 (toll-free from the US and Canada)
+1 412-232-3651 (from other countries).
Shareholders in Europe may also call Lake Isle M&A Incorporated, Innisfree's UK subsidiary, free-phone at 00-800-7710-9970, or direct at +44-20-7710-9960.
Whether or not you plan to attend the Transocean annual general meeting, please take a few minutes of time to submit your proxy now using the WHITE proxy card or voting instruction form, to ensure that your shares are represented.
YOUR VOTE IS IMPORTANT-NO MATTER HOW MANY OR HOW FEW SHARES YOU MAY OWN.
PLEASE RETURN YOUR WHITE PROXY CARD TODAY!
NEWS AND RESOURCES

•	Transocean Ltd. Releases Investor Presentation and Launches Transoceanvalue.com, Highlighting Strategy to Maximize Shareholder Value

•	Transocean Ltd. Proxy Presentation - April 15, 2013

•	LETTER TO SHAREHOLDERS - APRIL 4, 2013

•	Transocean Ltd. Proxy Statement

•	PROXY MATERIALS AND LETTER TO SHAREHOLDERS - APRIL 4, 2013

•	2012 Annual Report

•	HOWARD WEIL ANNUAL ENERGY CONFERENCE: TRANSOCEAN LTD.
On Monday, March 18, 2013, Steven L. Newman, President and Chief Executive Officer of the company, addressed attendees at the Howard Weil Energy Conference in New Orleans, Louisiana. A copy of the presentation materials (PDF format) can be found here (open post to access link).

•	TRANSOCEAN: YES ICAHN
Financial Times - Lex
18 March 2013
8:11 PM

Oil driller's shareholders can thank the activist for a cash return that is hard to justify

The oil driller Transocean is poised to initiate a dividend that makes Carl Icahn, its largest shareholder with a 6 per cent stake, a winner. It is not, however, quite the gusher he had hoped. Transocean, known for operating the BP rig that exploded in 2010, leading to the largest offshore oil spill in history, rejected Mr Icahn's call for a $4-a-share annual dividend. But it has countered with a proposal of $2.24, or $800m in total.

Yet it is hard to justify any fixed cash return to Transocean shareholders. The company has stated that capital expenditures in 2013 will be $3bn, compared with $1.3bn in 2012. Wall Street has thus estimated 2013 free cash flow to be essentially nil. A dividend may require the company to tap its cash balance of $5bn.

However, Transocean also carries $11bn in debt. The credit rating agencies have ranked it just above the cut-off for junk status, and expressed misgivings about reallocating cash away from debt reduction and fleet upgrades. Maintaining high-grade borrowing status isn't just about vanity and lower interest costs. It is also about maintaining credibility with customers and other counterparties.

If returning cash is a must, a buyback would be a better way to do it - allowing Transocean to reward shareholders opportunistically, when both cash flow is plentiful and market conditions indicate their equity is undervalued (though history shows that companies tend to time buybacks poorly).

However, the likelihood of abandoning the dividend is low. According to Swiss law, which governs Transocean, shareholders will vote on the amount. The shares are still down a third from the pre-disaster level, and it is natural that downtrodden shareholders should demand cash in hand. They will get it, for better or worse. For that, they can thank Mr Icahn.

•	TRANSOCEAN BOARD URGES REJECTION OF ICAHN PLAN
The Wall Street Journal
By Tom Fowler
17 March 2013

Directors of Transocean Ltd. RIG -0.37% are urging shareholders to reject a campaign by activist investor Carl C. Icahn to increase the offshore-oil-rig company's dividend and name three new members to the board.

In a statement Sunday, Transocean's board described Mr. Icahn's demand that the company raise its annual dividend to $4 a share as shortsighted, saying it did not take into account the cyclical nature of the offshore-drilling business or its capital-intensive demands.

The board also criticized the new board members proposed by Mr. Icahn, who owns roughly 5.6% of Transocean's shares, saying the nominees lack the requisite energy-industry experience and were put forth because they are longtime employees or associates of the investor.

“The board believes Mr. Icahn is pursuing a highly flawed agenda focused exclusively on potentially generating temporary returns at the expense of the company's ability to operate successfully and create sustainable value over the long term,” the board said in a statement.

Mr. Icahn made the demands for change in an open letter to shareholders and filings with the company earlier this month. Shareholders would vote on the proposals during the company's annual meeting, which is set for May 17.

Earlier this month, Transocean said it would reinstate its dividend at $2.24 a share after withdrawing it a year ago in the face of threats to its credit rating. The company also said it would repay about $1 billion in debt.

Mr. Icahn previously called the renewed dividend offer “meager” and said the company was making questionable financial choices by paying down low-interest debt and investing in projects with relatively low returns.

•	TRANSOCEAN SAYS BOARD OPPOSES ICAHN DIVIDEND, DIRECTOR PROPOSALS
Bloomberg News
By David Wethe
17 March 2013
8:14 PM ET

Transocean Ltd. (RIG), the offshore rig contractor criticized by billionaire investor Carl Icahn, said the board wants investors to vote against his dividend proposal and three director nominees.

“The board believes the dividend proposed by Mr. Icahn would adversely affect the company's ability to operate and compete effectively in a cyclical and capital-intensive industry,” Transocean said today in a statement. “The election of Mr. Icahn's candidates - who are hand-picked to pursue his potentially damaging short-term agenda - is not in the best interest of the company and all of its stakeholders.”

Icahn, the largest shareholder in the Vernier, Switzerland- based company, proposed March 7 that John Lipinski, Jose Maria Alapont and Samuel Merksamer be added to the board. He will also ask investors at the annual meeting on May 17 to vote in favor of a $4-a-share annual dividend, which he first proposed in January.

Transocean said March 4 that the board would recommend reinstating its dividend at $2.24 and boosting debt repayment. The company also has defended its 13 board members and called Icahn's plan “overly aggressive.”

Today's comments were the first recommendations from the board on Icahn's proposals. The board declined to make a recommendation to shareholders regarding Icahn's proposal to do away with staggered terms for directors.

•	TRANSOCEAN SET FOR BATTLE WITH ICAHN
Financial Times
By Ed Crooks in New York
17 March 2013

Transocean, the offshore drilling contractor, on Monday will formally reject a plan from activist investor Carl Icahn for the company to pay a higher dividend and appoint three new directors, setting the scene for a confrontation at the company's annual meeting in May.

In a proxy statement to shareholders, Transocean's board argues that a dividend payout at the level demanded by Mr Icahn would damage the company's ability to invest and compete against its international rivals. Transocean also criticised Mr Icahn's nominees for board positions, saying they were not “particularly strong” and were all “extremely connected” to Mr Icahn.

Mr Icahn took a 5.6 per cent stake in the company in January, part of a rising trend of investor activism in the energy industry that has included pressure on boards at Chesapeake Energy, Sandridge Energy and Hess.

He called for Transocean to pay a dividend of $4 per share, and has proposed a vote on the plan and nominated three directors for the company's annual meeting on May 17. Transocean in response proposed a dividend of $2.24 per share, to be paid over the coming year.

In its proxy statement for shareholders, the company's board argues that Mr Icahn's demand for a higher payout “provides clear evidence of his lack of understanding of the capital-intensive and highly cyclical nature of the offshore drilling industry”.

In particular, it argues it would be “imprudent” to pay out more cash to shareholders given the uncertainties the company faces, including damages over the 2010 Deepwater Horizon disaster and a civil action in Brazil over the leak from Chevron's Frade field in 2011. Transocean plans to raise its capital spending more than 100 per cent from $1.3bn last year to about $3bn this year, and also argues it is important to retain its investment-grade credit rating.

Moody's, the rating agency, recently reaffirmed Transocean's debt at Baa3, its lowest investment grade rating, but said it still had a negative outlook.

Responding to Mr Icahn, Transocean also said none of his three nominees for the board had experience of oil drilling.

Samuel Merksamer is a managing director of Icahn Capital; John Lipinksi is chief executive of CVR Energy, the refining and fertiliser company where Mr Icahn has a majority stake and is chairman, and José Maria Alapont is a former chief executive of Federal-Mogul, a manufacturer of parts for cars and industrial equipment, also controlled by Mr Icahn.

Transocean is on trial in New Orleans over civil liability for the Deepwater Horizon disaster, along with BP, Halliburton and other companies involved in the accident.

It has agreed a $1.4bn settlement with the US government over the actions against it, but still faces damages claims from state and local governments and private individuals and businesses.

The damages will not be decided until after the end of the trial.

•	TRANSOCEAN LTD. BOARD OF DIRECTORS CONCLUDES CARL ICAHN'S PROPOSED DIVIDEND AND DIRECTOR NOMINEES ARE CONTRARY TO THE BEST INTERESTS OF STAKEHOLDERS

•	ICAHN PROPOSES 3 FOR TRANSOCEAN BOARD ON 'MEAGER' OFFER
Bloomberg
By David Wethe
March 07, 2013

Billionaire investor Carl Icahn proposed three new Transocean Ltd. board candidates and said he'd push for a higher dividend after the world's largest rig contractor offered what he termed a “meager” shareholder payout. The company called his plan “overly aggressive.”

Icahn, the largest shareholder (RIG) in the Vernier, Switzerland- based company, proposed John Lipinski, Jose Maria Alapont and Samuel Merksamer be added to the board. He also will ask investors at the annual meeting on May 17 to vote in favor of a $4-a-share annual dividend, which he first proposed in January, Icahn wrote in a letter to shareholders today.

Transocean said March 4 the board would recommend reinstating its dividend at $2.24 and boosting debt repayment. “A larger dividend would be overly aggressive and detrimental to the company's long-term performance,” Transocean (RIG) said in a statement today. The company also defended its 13 board members as having “essential” expertise.

Icahn's interest in Transocean follows his takeover of oil refiner CVR Energy Inc. (CVI) last year and pressure at Chesapeake Energy Corp. (CHK), which resulted in board changes and the resignation of the chief executive officer for the natural gas producer.

Lipinski, the CEO of CVR Energy, initially installed a poison pill to fend off Icahn's attempt to buy the company. Icahn took over as chairman of the Sugar Land, Texas-based company's board after the majority of holders sold him their shares. The company announced a $5.50 special dividend on Jan. 24, after putting its refineries into a separately traded master-limited partnership.

Different Strategies

There's little chance either Icahn or Transocean will change their views as the company's annual meeting approaches, said Scott Gruber, a New York-based analyst with Sanford C. Bernstein & Co. who rates the shares the equivalent of a buy and owns none.

“Investors have two different capital allocation strategies to decide upon,” he said in a phone interview today.

Transocean “has conducted ill-advised mergers, employed unsuccessful development strategies and squandered the substantial cash flow generated by the business,” Icahn wrote. “Shareholders must replace the directors who have been the architects of this failed strategy, including the chairman.”

Icahn also proposed the elimination of staggered terms on the board, so that all members can be voted on simultaneously, according to his letter. Alapont, one of the other nominees, is the former CEO of auto-parts maker Federal-Mogul Corp. (FDML), which is majority owned by Icahn. Merksamer is a managing director for Icahn Capital LP.

'Status Quo'

“The status quo needs to change to prevent continued squandering of shareholder capital,” Merksamer said in a phone interview. “Diverting billions of dollars to pay down debt is the wrong strategy. The company should find other ways to reduce debt instead of using operating cash flow.”

Chairman Michael Talbert, a former CEO of Transocean, has served on the board for 19 years.

Transocean said six of 12 independent directors on the board have been added in the past two years. The company faces uncertainties related to its role in the 2010 U.S. Gulf of Mexico oil spill, a Brazilian oil spill and tax litigation in Norway, it said in today's statement.

“The board does not intend to take steps that will threaten the company's long-term performance, operating flexibility and investment grade credit rating,” Transocean said. The owner of the Deepwater Horizon rig that exploded in the Gulf halted its dividend payment last year after paying shareholders $3.16 for 2011.

The $4-per-share proposal may limit the company's efforts to enter into strategic transactions to improve its fleet, said James West, a New York-based analyst at Barclays Plc who rates the shares at the equivalent of buy and owns none.

“Shaking things up for a company that's had some problems is probably somewhat of a good thing,” he said in a telephone interview. “Pushing for too much that would impair the company is not.”

•	TRANSOCEAN LTD. CONFIRMS RECEIPT OF PROPOSALS FROM CARL ICAHN

•	TRANSOCEAN RECEIVES SHAREHOLDER PROPOSAL

•	TRANSOCEAN'S NEXT CHALLENGE IS GUSHER OF DISSENT
The Wall Street Journal
By Spencer Jakab
4 March 2013

Icahn Offers Transocean's Latest Challenge

Almost three years after the Deepwater Horizon accident shook Transocean Ltd., it has just about plugged the hole the episode punched in its finances.

On Monday, management will discuss the $3.96 a share in adjusted earnings for 2012 it reported Friday - a big improvement not only from the $1.52 from a year earlier but the $3.49 expected by analysts. Both figures exclude hefty one-time items, including those related to civil and criminal penalties stemming from the April 2010 tragedy.

The settlement of the federal litigation answered a nagging question about the company. But those participating in Monday's earnings call will be asking a new one: How will Transocean respond to corporate activist Carl Icahn?

With legal uncertainty reduced - Transocean still faces some smaller lawsuits as well as unrelated troubles in Brazil and Norway - Mr. Icahn has issues with how the company is deploying its cash.

A strong market for offshore drilling equipment and a $29.7 billion contract backlog could allow the company to repair its balance sheet and invest in new equipment in coming years.

Or it could, as Mr. Icahn insists, share the wealth and pay out $1.5 billion, or $4 a share, in dividends annually. It wouldn't be an outlandish sum: Transocean paid $3.16 a share over four quarters before halting dividends a year ago. But it would force management to change course and make tough choices.

Transocean might have to fund an increase in its dividend from borrowing this year. If analyst expectations are met for 2014 and beyond, the company may have more of a cushion - about $2 billion to $3 billion - available to distribute annually.

Shareholders seem to like the idea of a big payout, as well as the fact that federal charges for the Deepwater incident are now settled. The stock is up nearly 17% this year. It still has lagged behind the S&P 500 by over 70 percentage points since the accident.

But the issue is about more than instant or delayed gratification. Opting to pay no dividend, or a more modest one, would allow Transocean to cushion itself against the next downturn in a notoriously cyclical business. And having extra cash could spell survival if Transocean ever finds itself stuck in deep water again.
TRANSOCEAN LTD. ANNOUNCES 2013 ANNUAL GENERAL MEETING; RECOMMENDS DIVIDEND OF $2.24 PER SHARE; NAMES DIRECTO